ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

Filed in the office of	Document Number 20110625274-90
Ross Miller Secretary of State State of Nevada	Filing Date and Time 08/26/2011 12:00 PM
	Entity Number E0480482011-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT — ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	IMC Holdings Inc.
2. Registered Agent for Service of Process: (check only one box)	☑ Commercial Registered Agent: United States Corporation Agents, Inc. (Name) ☐ Noncommercial Registered Agent (name and address below) OR ☐ Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity 500 N. Rainbow Blvd. Ste. 300 A (Street Address), Las Vegas (City), Nevada 89107 (Zip Code) Mailing Address (if different from street address) City, Nevada Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 150,000,000 Par value per share: $ $0.001 Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age. attach additional page if more than two directors/trustees)	1) Robert Zayas (Name) 25329 I-45 North Suite B (Street Address), Spring (City), Texas (State) 77380 (Zip Code) 2) Name Street Address, City, State, Zip Code
5. Purpose: (optional: see instructions)	The purpose of the corporation shall be: Software Licensing
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Karla Figueroa, Legalzoom.com, Inc. (Name) X [signature] Incorporator Signature 101 N. Brand Blvd., 11th Floor (Address), Glendale (City), CA (State) 91203 (Zip Code)
7. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity. X [signature] Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — 8/24/2011 Date

Attachment to

Certificate of Incorporation of

IMC Holdings Inc.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,000,000 of which 125,000,000 shares of par value $0.001 per share shall be designated as Common Stock and 25,000,000 shares of par value $0.001 shall be designated as Preferred Stock. Shares of Preferred Stock may be issued in one or more series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designations of each series of Preferred Stock before the issuance of any shares of Preferred Stock in such series.

SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **IMC HOLDINGS INC.**, did on August 26, 2011, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on August 26, 2011.

ROSS MILLER
Secretary of State

Certified By: Stephen Loff
Certificate Number: C20110826-1873
You may verify this certificate online at **http://www.nvsos.gov/**